UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

In re:	:	Chapter 7
LMIC INC. and LMIC MANUFACTURING INC. d/b/a LINSANG MANUFACTURING INC.,	:	Case No. 05 B 13274 (SMB) Case No. 05 B13275 (SMB) (Jointly Administered)
Debtors.	:	

REVISED ORDER AUTHORIZING TRUSTEE TO SELL 80 MILLION UNISSUED RESTRICTED COMMON STOCK OF LMIC, INC. PURSUANT TO BANKRUPTCY CODE SECTION 363

Upon the revised motion (the "Motion") of David R. Kittay, the Chapter 7 Trustee for the estate of LMIC Inc. (the "Debtor"), seeking entry of an order approving (I) the private sale, on an "as is, where is" basis of the Trustee's right, title and interest in 80 million shares of authorized yet unissued restricted shares of common stock (the "Stock") representing voting control of the Debtor to Moorpark Limited LLC, its successors and or assigns ("Moorpark") for the sum of $22,000 ("Purchase Price"), (ii) the form of notice and (iii) the parties to whom and the manner in which such notice must be sent; and Moorpark having previously paid over to the Trustee the sum of $5,000 as a deposit to be applied towards the balance of the Purchase Price; and a copy of the Notice of Trustee's Revised Motion for Authorization to Privately Sell 80,000 Shares of Unissued Restricted Common Stock of LMIC Inc. Pursuant to Bankruptcy Code Section 363 (the "Notice") having been served upon (a) the Office of the United States Trustee; (b) the Securities and Exchange Commission, 3 World Financial Center, Suite 400, New York, New York 10281-1022, Att'n: Alan S. Maza; (c) all of the Debtor's secured and unsecured creditors as listed on the Debtor's Schedules of Assets and Liabilities; (d) Branch Banking & Trust Company, c/o Luskin Stern & Eisler, LLP, 330 Madison Avenue, New York, New York 10017,

Att'n: Michael Luskin, Esq., (e) all persons or entities who or which filed a Notice of Appearance, and (f) the Office of the Internal Revenue Service; and the Securities and Exchange Commission (the "SEC") staff having objected informally to the proposed motion in its original form as filed with the Court and the Trustee having withdrawn such motion; and the SEC's staff's informal objection having stated that the subject transaction raised public policy concerns including: (a) whether the transaction as originally contemplated constituted trafficking in a corporate shell; (b) whether the proposed purchaser is an underwriter and can not sell the shares absent registration of the shares under the federal securities laws; and (c) whether there is sufficient notice to the public that the corporate entity remains subject to debts and claims and will not obtain a discharge in the Chapter 7 case; and Moorpark and the SEC having resolved their issues and revised the original form of the sales agreement such that the Trustee prepared and filed the Motion: and a copy of the Certificate of Service being on file with the Clerk of the Court for the Bankruptcy Court for the Southern District of New York; and a hearing having been held on the relief requested in the Motion; and all parties having been provided an opportunity to be heard; and to the extent that any objections to the requested relief were interposed such objections having been overruled; and the Court determining that the relief requested is in the best interest of the Debtor, the estate and the Debtor's creditors; it is now hereby

~~ORDERED that the relief requested in Motion is granted; and it is further~~ **SMB 3/31/09**

ORDERED that the Trustee is authorized to enter into the Purchase and Sales Agreement made as of the 19th day of September 2008 (the "Agreement") between the Trustee and Moorpark Limited, LLC, in the form attached to the Motion as Exhibit A; and it is further

ORDERED that the Trustee may sell the Stock on an "as is, where is" basis as described

in the Agreement; and it is further

ORDERED that Moorpark shall take ownership of the shares "as is, where is"; and it is further

ORDERED that the Trustee is hereby authorized to execute a bill of sale or other document necessary or appropriate to consummate the approved sale; and it is further

ORDERED that Moorpark shall be allowed to promptly file with the SEC all disclosure forms and past due annual reports or any other form that the SEC may require to bring the Debtor into compliance and good standing as required under the federal securities laws, rules and regulations promulgated thereunder, with respect to the transfer of ownership of the Stock, and shall further comply with all registration and disclosure requirements under the federal securities laws in connection with any resale (whether prior or subsequent to such resale) of the purchased securities to third parties, including without limitation, the filing of a form 8-k that contains the information that would be required in a registration statement under the federal securities laws in connection with any future merger; and it is further

SMB 3/31/09 ORDERED that, pursuant to 11 U.S.C. §727(a)**(1)**, the Debtor, **a corporation,** shall not be discharged from any debts or liabilities on any claims; and it is further

ORDERED that service of the Notice upon (a) the Office of the United States Trustee; (b) the Securities and Exchange Commission, 3 World Financial Center, Suite 400, New York, New York 10281-1022, Att'n: Alan S. Maza;(d) all of the Debtor's secured and unsecured creditors as listed on the Debtor's Schedules of Assets and Liabilities; (e) Branch Banking & Trust Company, c/o Luskin Stern & Eisler, LLP, 330 Madison Avenue, New York, New York

10017, Att'n: Michael Luskin, Esq., (f) all persons or entities who or which filed a Notice of Appearance, and (g) the Office of the Internal Revenue Service be, and it hereby is, deemed good and sufficient notice of the relief requested in the Motion; and it further

ORDERED that this Court shall retain jurisdiction over all disputes arising from or related to the sale of the Asset to Moorpark.

Dated: New York, New York
March 31, 2009

/s/ **STUART M. BERNSTEIN**

United States Bankruptcy Judge